Exhibit 5.1

505 Montgomery Street, Suite 2000 San Francisco, California 94111-6538 Tel: +1.415.391.0600 Fax: +1.415.395.8095 www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
November 8, 2007	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Shanghai
	Madrid	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
	Munich	Washington, D.C.

BRE Properties, Inc.

525 Market Street, 4th Floor,

San Francisco, CA 94105-2712

Re:	BRE Properties, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to BRE Properties, Inc., a Maryland corporation (the “Company”), in connection with its filing of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 8, 2007 (the “Registration Statement”), relating to the registration by the Company of (i) one or more series of secured or unsecured senior, senior subordinated or subordinated debt securities of the Company (the “Debt Securities”), (ii) one or more series of preferred stock of the Company, par value $.01 per share (the “Preferred Stock”), and (iii) shares of common stock of the Company, par value $.01 per share (the “Common Stock”). The Debt Securities, Preferred Stock and Common Stock are collectively referred to herein as the “Securities.” The Debt Securities may be issued pursuant to one or more indentures (each, an “Indenture”) between the Company and a trustee (each, a “Trustee”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We are opining herein as to the internal laws of the state of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of the state of Maryland are addressed in the opinion of Ballard Spahr Andrews & Ingersoll, LLP, separately provided to you, and we express no opinion with respect to those matters.

You have provided us with a draft of the Registration Statement, in the form in which it will be filed, that includes a prospectus (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

November 8, 2007

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when an Indenture has been duly authorized by all necessary corporate action of the Company and duly executed and delivered, and when the specific terms of any particular Debt Security have been duly established in accordance with the Indenture and authorized by all necessary corporate action of the Company, and when any Debt Security has been duly executed, issued, authenticated and delivered by or on behalf of the Company against payment therefore in accordance with the Indenture and in the manner contemplated by the Registration Statement and/or the applicable Prospectus Supplement and by such corporate action, such Debt Security will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) any waiver of rights or defenses contained in the applicable Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (f) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the applicable Indenture; that the applicable Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the applicable Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to execute and deliver and to perform its obligations under the applicable Indenture.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

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